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                                                                    EXHIBIT 4.11


                        OPTICAL NETWORKS, INCORPORATED

                      REDEMPTION AND REPURCHASE AGREEMENT


This Redemption and Repurchase Agreement (the "Agreement") is made effective as
                                               ---------
of December 22, 1999, between Optical Networks, Incorporated, a California corporation (the "Company"), with its principal office at 166-B Baypointe
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Parkway, San Jose, California 95134 and Williams Communications, Inc., a
Delaware corporation ("Williams"), with its principal office at One Williams
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Center, Tulsa, Oklahoma 74172.

Redemption Right:        Immediately following execution of this Agreement, the
                         parties will enter into good faith negotiations to establish a mutually agreeable test plan ("Test Plan") for Company products ("Products") to be purchased under the terms and conditions set forth in a definitive
                         Purchase and License Agreement to be negotiated and executed by the Company and Williams subsequent to the date of this Agreement (the "Purchase Agreement"). The
                         Test Plan will include at a minimum the following terms: (i) technical test criteria, (ii) notice of failures, (iii) period for correction and retesting. In the event that the Products fail to meet the requirements of the Test Plan, Company shall, upon written demand from Williams, redeem all or part of Williams' shares of Series G Preferred Stock of the
                         Company (the "Williams Shares") for $17.00 per share plus accrued but unpaid dividends.

Repurchase Right:        If, despite the Company's performance of all of its
                         material obligations in accordance with the terms and conditions set forth in the Purchase Agreement, Williams fails to purchase or commit to purchase the pursuant to a non-cancelable purchase order or orders of at least an aggregate of $30 million of the Company's products and services (whether under the Purchase Agreement or not) by June 30, 2001, the
                         Company shall have a right to repurchase the Williams
                         Shares for $12.635 per share accrued but unpaid dividends upon written demand.

No Fault Divorce:        If for any reason Williams and the Company fail to
                         execute the Purchase Agreement within 60 days after the date of this Agreement, the Company shall have a right to repurchase, and Williams shall have a right to redeem, all or part of the Williams Shares for $12.635 per share plus accrued but unpaid dividends upon written demand.

Preferential Pricing:    Williams shall receive preferential pricing for the
                         Company's products and services, such pricing or a mechanism for establishing such pricing to be set forth in the Purchase Agreement. For purposes of this Agreement, "preferential pricing" means pricing no less favorable than the prices offered to any other customer purchasing similar products and volumes under equivalent terms.

Advisory Board           In the event that Company establishes a Technical
Representation:          Advisory Board, Williams shall be entitled to appoint
                         one member to the board subject to the approval of the Company.

Additional Terms:        Effectiveness of this Agreement is subject to
                         compliance with applicable laws, including but not limited to, any required Company Board of Directors or Shareholder approvals. This Agreement will be interpreted and governed by California law, excluding choice of law rules.


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OPTICAL NETWORKS, INCORPORATED          WILLIAMS COMMUNICATIONS, INC.


By: /s/ Terrence J. Schmid              By: /s/
   ------------------------                -------------------------------------
   Name:  Terrence J. Schmid
   Title: Chief Financial Officer       Name:___________________________________

                                        Title:__________________________________

                                        Date:___________________________________

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